                  THIRD AMENDMENT TO LEASE AGREEMENT
              [University of Utah Research Foundation/
             Heartport Research and Training Center, Inc.]

     THIS AMENDMENT (this "AMENDMENT") is entered into as of the 25th day of October, 1996, between the UNIVERSITY OF UTAH RESEARCH FOUNDATION, a Utah nonprofit corporation ("LANDLORD"), whose address is 209 Park Building, Salt Lake City, Utah 84112, and HEARTPORT RESEARCH AND TRAINING CENTER, INC., a Delaware corporation ("TENANT"), whose address is 200 Chesapeake Drive, Redwood City, California 94063.

     FOR THE SUM OF TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant agree as follows:

     1. DEFINITIONS. As used in this Amendment, each of the following terms shall have the indicated meaning:

        1.1. "BUILDING" means the building located on the Land.

        1.2. "LAND" means the land located in Salt Lake County, Utah, described as follows:

          Beginning at a point which lies South 49DEGREE00'00" East 93.11 feet from the point No. 7 B.L.M. survey of Parcel No. 1 of Tract D in Section
     3, Township 1 South, Range 1 East, Salt Lake Base & Meridian (said point of No. 7 being 1,464 feet North and 4,643 feet West, more or less, from the Southeast corner of said Section 3), and running thence South 41DEGREE00'00" West 325.686 feet; thence South 49DEGREE00'00" East 463 feet; thence North 41DEGREE00'00" East 325.686 feet; thence North 49DEGREE00'00" West 463.0 feet to the point of beginning. Containing
     3.462 acres, more or less, including a ten foot utility easement within and around the boundary of the described property.

        1.3. "LEASE" means the Lease Agreement, dated December 30, 1983, as previously amended by the Exercise of Option for Renewal Term, dated August 29, 1991, and the Extension of Lease, dated April 22, 1996, each entered into between Landlord, as landlord, and Deseret Research Company, a Utah corporation, the predecessor in interest to Tenant, as tenant, covering the Premises.

        1.4. "PREMISES" means the Land and the Building and other improvements located on the Land.

     2. INITIAL TERM. Paragraph 2 of the Lease is deleted in its entirety and is replaced with the following new Paragraph 2:

     2. INITIAL TERM

        The initial term of this lease shall expire on December 31, 2010.

     3. OPTIONS FOR RENEWAL TERMS. Paragraph 3 of the Lease is deleted in its entirety and is replaced with the following new Paragraph 3:

     3. OPTIONS FOR RENEWAL TERMS

        Tenant shall have options to renew this lease for three (3) additional, consecutive terms of five (5) years each, the first of such renewal terms being January 1, 2011 to December 31, 2015, inclusive, the second of such renewal terms being January 1, 2016 to December 31, 2020, inclusive, and the third of such renewal terms being January 1, 2021 to December 31, 2025, inclusive. Exercise of any such options shall be made by Tenant giving Landlord written notice thereof at least one hundred eighty (180) days prior to the expiration of the initial term or any renewal term then in effect. Tenant shall have the right to exercise any such option only if at the time of such exercise this lease is in full force and effect and no event of default by Tenant hereunder shall have occurred and be continuing beyond any applicable cure period. All of the terms and provisions of this lease shall apply to any renewal term except that rent shall be determined as outlined in paragraph 5(d) below.

     4. RENT. Paragraphs 5(b), (c) and (d) of the Lease are deleted in their entirety and are replaced with the following new Paragraphs 5(b), (c) and (d):

        (b) The rent for that portion of the initial term through and including December 31, 2001 is as follows:


         PERIOD                              RENT
         ------                              ----
     Current through                      $18,083.33 per month
      December 31, 1996

     January 1, 1997 through              $25,000.00 per month
      December 31, 1998, inclusive

     January 1, 1999 through              $25,750.00 per month
      December 31, 1999, inclusive

     January 1, 2000 through              $26,522.50 per month
      December 31, 2000, inclusive

     January 1, 2001 through              $27,318.18 per month
      December 31, 2001, inclusive

     (c) The rent for that portion of the initial term from January 1, 2002 through December 31, 2010, inclusive, and the rent during any renewal term, shall be determined in accordance with paragraph 5(d). As used in paragraph 5(d), the following terms shall have the meanings indicated:

     (i)  "ADJUSTMENT DATE" means January 1, 2002 and each subsequent
January 1st.

     (ii) "BASE RENT" means the greater of the following:

          (A)  $27,318.18 per month; or

          (B) seventy-five percent (75%) of the then-prevailing average rental rate, per rentable square foot, for laboratory office space leased in Research Park that is comparable to the Premises, multiplied by the total rentable square feet of the Building, all as mutually agreed on between Landlord and Tenant. The parties believe that the Building has approximately 50,878 square feet; however, for purposes of the foregoing calculation, at Tenant's request, the rentable square feet of such comparable laboratory office space and the Building shall be measured using the American National Standard Method for Measuring Floor Space in Office Buildings (or other appropriate standard method), as then most recently published by the Building Owners and Managers Association International. Such measurements shall be made by an architect licensed in Utah with at least ten (10) years experience, mutually selected by Landlord and Tenant. The measurements of such architect, if completed accurately in accordance with such standard, shall be binding on Landlord and Tenant. If Landlord and Tenant disagree with respect to whether any particular laboratory office space is compatable, or with respect to the actual rent paid for any such particular space, or with respect to any other matter regarding the calculation made pursuant to this Paragraph 5(c)(ii)(B) (other than the measurement to be done by and architect, asset forth above), Landlord and Tenant shall mutually select a certified MAI appraiser who is a member of the American Institute of Real Estate Appraisers to resolve such disagreement. The determination of such appraiser as to any such matters, if not negligent and if made in good faith, shall be binding on Landlord and Tenant. Landlord shall provide Tenant with all relevant information used in making the calculations under this Paragraph 5(c)(ii)(B). Tenant may, with Landlord's assistance, contact any tenant concerned to independently verify such information. The cost of of the services of any architect or appraiser used under this Paragraph 5(c)(ii)(B) shall be equally divided between, and timely paid by, Landlord and Tenant. Landlord and Tenant shall act reasonably and in good faith in the discharge of all of their respective obligations under this Paragraph 5(c)(ii)(B).

     (iii) "CONSUMER PRICE INDEX" "Consumer Price Index--U.S. City Average For All Items For All Urban Consumers (1982-84=100)" (the "CPI-U") published monthly in the "Monthly Labor Review" or other publication by the Bureau of Labor Statistics, United States Department of Labor (the "LABOR BUREAU"); provided however, that:

            (A) if the CPI-U is discontinued, "Consumer Price Index" shall mean "Consumer Price Index--U.S. City Average For All Items For Urban Wage Earners and Clerical Workers (1982-84=100)" (the "CPI-W") published monthly in the "Monthly Labor Review" or other publication by the Labor Bureau;

             (B) if the CPI-W is discontinued, "CONSUMER PRICE INDEX" shall refer to comparable statistics on the purchasing power of the consumer dollar published by the Labor Bureau or by another agency of the United States mutually agreed to by Landlord and Tenant;

             (C) if the Labor Bureau or another agency of the United States no longer publishes comparable statistics on the purchasing power of the comsumer dollar, "CONSUMER PRICE INDEX" shall refer to comparable statistics published by a responsible financial periodical or recognized authority mutually agreed to by Landlord and Tenant, and adjustments shall be made in the computation set forth in paragraph 5(d) as the circumstances may require in order to carry out the intent of this paragraph 5; and

            (D) if the base year "(1982-84=100)" or other base year used in computing the CPI-U or the CPI-W is changed, the figures used in making the adjustments in paragraph 5(d) shall be changed accordingly so that all increases in the CPI-U and CPI-W are taken into account notwithstanding any such change in the base year.

     (d) The Base Rent shall be increased during the term of this lease (including any renewal terms) as of each Adjustment Date to the product obtained by multiplying the Base Rent by a fraction, the numerator of which is the Consumer Price Index for the third month preceding the Adjustment Date concerned, and the denominator of which is the Consumer Price Index for October, 2000; provided, however, that such increase shall not be less than three percent (3%) nor more than eight percent (8%) of the Base Rent. The amount of such increase shall be determined by Landlord as soon as reasonably practicable after the Consumer Price Index for the third month preceding each such Adjustment Date becomes available. Tenant shall pay such increased Base Rent until the later of the next Adjustment Date or the date on which Landlord provides to Tenant the amount of the next increase in the Base Rent, accompanied by a reasonable detailed explanation setting forth the calculations on which such increase is based. Landlord may invoice Tenant retroactively for the increased portion of the Base Rent due for the period between any such Adjustment Date and the date of such invoice.

     5. CERTAIN REMODELING. Landlord has reviewed and approved the conceptual drawings submitted to Landlord for the remodeling of the Premises intended to be undertaken by Tenant. Landlord hereby agrees in principle to the remodeling described in such drawings.

     6. RIGHT OF FIRST REFUSAL. The first sentence in Paragraph 37 of the Lease is deleted in its entirety and is replaced with the following new first sentence:

         As long as Tenant or any other entity controlled by Heartport, Inc. or by any successor or assign or Heartport, Inc. remains the tenant under this lease, it shall have a right of first refusal in the event of a proposed sale of the premises by Landlord or its successors.

     7.  ENVIRONMENTAL MATTERS.

         7.1.  EXISTING ENVIRONMENTAL MATTERS.

               7.1.1. INDEMNITY. As between Landlord and Tenant, Landlord shall be solely responsible for, and shall indemnify, defend and hold harmless Tenant from and against, all losses, damages (including, without limitation, losses of, or damages to, the Premises), claims, actions, causes of action, demands, penalties, fines, assessments, settlements, obligations, suits, proceedings, controversies, fees, costs (including, without limitation, response, remediation, inspection and other costs relating to hazardous substances, hazardous wastes, pollutants or contaminants), expenses (including, without limitation, litigation expenses and attorneys' fees, whether incurred with or without the filing of suit, on appeal or otherwise, and consultant fees, investigation expenses and laboratory expenses), liabilities, judgments, charges, debts and liens, of whatever nature, kind or character, including, without limitation, those arising under any applicable federal, state or local statute, law, ordinance, rule or regulation, whether known or unknown, suspected or unsuspected, foreseeable or unforeseeable, or direct, consequential, fixed, contingent or otherwise, which are suffered, incurred, sustained or paid by Tenant by Tenant or Tenant's officers, directors, employees, agents, successors or assigns, or any one or more of them, and which arise from or relate to, in any way, directly or indirectly, any hazardous substances, hazardous wastes, pollutants or contaminants located on, under or about the Premises (including, without limitation, in the Building) as of December 30, 1983, including, without limitation, any asbestos-related insulation or other construction material, underground tank, polychlorinated biphenyl (PCB) or urea formaldehyde.

               7.1.2. REIMBURSEMENT. In addition to Landlord's obligations under Paragraph 7.1.1, Landlord shall promptly reimburse Tenant for all losses, damages (including, without limitation, losses of, or damages to, the Premises), claims, actions, causes of action, demands, penalties, fines, assessments, settlements, obligations, suits, proceedings, controversies, fees, costs (including, without limitation, response, remediation, inspection and other costs), expenses (including, without limitation, litigation expenses and attorneys' fees, whether incurred with or without the filing of suit, on appeal or otherwise, and consultant fees, investigation expenses and laboratory expenses), liabilities, judgments, charges, debts and liens, of whatever nature, kind or character, including, without limitation, those arising under any applicable federal, state or local statute, law, ordinance, rule or regulation, whether known or unknown, suspected or unsuspected, foreseeable or unforeseeable, or direct, consequential, fixed, contingent or otherwise, which are suffered, incurred, sustained or paid by Tenant or Tenant's officers, directors, employees, agents, successors or assigns, or any one or more of them, and which arise from or related to, in any way, directly or indirectly, any asbestos or asbestos-related insulation or other construction material or underground tank located on, under or about the Premises (including, without limitation, in the Building) as of the date of this Amendment.

               7.1.3. CERTAIN ACTIONS. Any action (including, without limitation, remodeling or other construction) taken at any time by Tenant which causes any asbestos to become friable or results in any removal required by law of such asbestos or any underground tank shall be covered by, and shall not in any way limit Landlord's obligation under, Paragraph 7.1.2. Any such removal shall be performed by contractors approved in advance by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Any invoice from Tenant to Landlord, accompanied by a reasonably detailed explanation, for any amount which Landlord is obligated to pay pursuant to this Paragraph 7.1 shall be paid by Landlord to Tenant within thirty (30) days after the receipt by Landlord of such invoice.

     7.2  ENVIRONMENTAL MATTERS CAUSED BY TENANT.

          7.2.1. INDEMNITY. Subject to all of Landlord's obligations under Paragraph 7.1, as between Landlord and Tenant, Tenant shall be solely responsible for, and shall indemnify, defend and hold harmless Landlord from and against, all losses, damages (including, without limitation, losses of, or damages to, the Premises), claims, actions, causes of action, demands, penalties, fines, assessments, settlements, obligations, suits, proceedings, controversies, fees, costs (including, without limitation, response, remediation, inspection and other costs relating to hazardous substances, hazardous wastes, pollutants or contaminants), expenses (including, without limitation litigation expenses and attorneys' fees, whether incurred with or without the filing of suit, on appeal or otherwise, and consultant fees, investigation expenses and laboratory expenses), liabilities, judgments, charges, debts and liens, of whatever nature, kind or character, including, without limitation, those arising under any applicable federal, state or local statute, law, ordinance, rule or regulation, whether known or unknown, suspected or unsuspected, foreseeable or unforeseeable, or direct, consequential, fixed, contingent or otherwise, which are suffered, incurred, sustained or paid by Landlord or Landlord's officers, directors, employees, agents, successors or assigns, or any one or more of them, and which arise from or relate to, in any way, directly or indirectly, any hazardous substances, hazardous wastes, pollutants or contaminants released or deposited by Tenant on, under or about the Premises (including, without limitation, in the Building) after the date of this Amendment.

          7.2.2. COMPLIANCE WITH LAW. In its operations on the Premises, Tenant shall timely comply with all laws, ordinances, rules and regulations relating to the storage, handling and disposal of hazardous substances, hazardous wastes, pollutants or contaminants.

     8. GENERAL PROVISIONS. Except as set forth in this Amendment, the Lease is ratified and affirmed in its entirety. This Amendment shall inure to the benefit of, and be binding on, Landlord and Tenant and their respective successors and assigns. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws (excluding the choice of laws rules) of the State of Utah. This Amendment may be executed in any number of duplicate originals or counterparts, each of which when so executed shall constitute in the aggregate but one and the same document. Each individual executing this Amendment represents and warrants that such individual has been duly authorized to execute and deliver this Amendment in the capacity and for the entity set forth where such individual signs.

     LANDLORD AND TENANT have executed this Amendment on the respective dates set forth below, to be effective as of the date first set forth above.


                                       LANDLORD:

                                       UNIVERSITY OF UTAH RESEARCH FOUNDATION



                                       By    /s/ Arthur K. Smith
                                             ---------------------------------
                                       Its   Chairman
                                             ---------------------------------
                                       Date  Oct 25, 1996
                                             ---------------------------------

                                       TENANT:

                                       HEARTPORT RESEARCH AND TRAINING CENTER,
                                       INC.



                                       By    /s/ Bradford J. Shafer
                                             ---------------------------------
                                       Its   Secretary
                                             ---------------------------------
                                       Date  10/25/96
                                             ---------------------------------